Exhibit 10(xv)

NATIONAL BANKSHARES, INC.

2023 Stock Incentive Plan

Time-Based

Restricted Stock Unit Award Agreement

THIS AWARD AGREEMENT, dated as of [Grant Date], between NATIONAL BANKSHARES, INC., a Virginia corporation (the “Company”), and [Name] (“Participant”), is made pursuant and subject to the provisions of the National Bankshares, Inc. 2023 Stock Incentive Plan (the “Plan”). All capitalized terms used herein that are defined in the Plan have the same meanings given them in the Plan.

1. Award of Restricted Stock Units. The Company hereby grants to Participant on [Grant Date] (the “Date of Grant”), subject to the terms and conditions of the Plan and subject further to the terms and conditions of this Award Agreement, [Number] Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Company Stock, subject to vesting and the other terms, conditions and restrictions set forth in this Award Agreement and in the Plan.

2. Vesting Schedule; Forfeiture.

(a) Participant shall vest in the Restricted Stock Units as follows, provided Participant remains in continuous service as an employee of the Company or an Affiliate until the vesting date specified below:

[First Anniversary of Grant Date] – [Number]

[Second Anniversary of Grant Date] – [Number]

[Third Anniversary of Grant Date] – [Number]

Once the employment condition of this Award Agreement is satisfied with respect to the applicable portion of the Restricted Stock Units set forth above, such applicable portion of the Restricted Stock Units become “Vested Units,” and shares of Company Stock representing the Vested Units will be issued in accordance with the settlement procedures set forth in Section 5. Except as otherwise provided herein, if Participant’s employment with the Company and its Affiliates terminates prior to the applicable specified vesting date, any unvested Restricted Stock Units shall be forfeited as of the date Participant’s employment terminates and the Company shall not have any further obligation to Participant under this Award Agreement.

(b) Notwithstanding the foregoing, a prorated portion of the Restricted Stock Units that are then unvested and outstanding (the “Unvested Restricted Stock Units”) will vest upon Participant’s death or the determination of Participant’s Disability. Such prorated portion shall equal the number of Unvested Restricted Stock Units multiplied by a fraction, the numerator of which is the number of completed calendar months of Participant’s active service after (i) the Date of Grant, with respect to the death or Disability occurring in the first year after the Date of Grant, or (ii) the most recent prior vesting date, with respect to the death or Disability occurring after the first anniversary of the Date of Grant, and the denominator is the number of full calendar months from (i) the Date of Grant, with respect to the death or Disability occurring in the first year after the Date of Grant, or (ii) the most recent prior vesting date, with respect to the death or Disability occurring after the first anniversary of the Date of Grant, through [Third Anniversary of Grant Date]. Any Unvested Restricted Stock Units that do not become vested under the preceding sentence will be forfeited as of the date of death or the determination of Disability.

(c) Notwithstanding the foregoing, in the event Participant experiences a “separation from service” within the meaning of Section 409A of the Code at or after age 65, 100% of the Restricted Stock Units will become Vested Units upon such separation from service.

(d) Notwithstanding the foregoing, in the event of a Change in Control, 100% of the Restricted Stock Units that are then unvested and outstanding will vest if the Award is not assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control, with such assumed or substituted Award continuing to vest following the Change in Control and becoming vested in full in the event of Participant’s involuntary termination of employment without Cause or for Good Reason on or within twelve (12) months following the Change in Control. To the extent required for compliance with Section 409A of the Code, a “Change in Control” shall be limited to a “change in control event” within the meaning of Section 409A of the Code, including with respect to a Participant who attains or may attain age 65 prior to the final vesting date specified in Section 2(a).

3. Restrictions. Subject to any exceptions set forth in this Award Agreement or the Plan, until such time as the Restricted Stock Units are settled in accordance with Section 5, the Restricted Stock Units or the rights relating thereto may not be sold, assigned, alienated, pledged or otherwise transferred or encumbered by Participant, whether voluntary or involuntary. Any attempt to sell, assign, alienate, pledge or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited and all of Participant’s rights to such Restricted Stock Units shall immediately terminate without any payment or consideration by the Company.

4. Shareholder Rights.

(a) Participant shall not have any rights of a shareholder with respect to the shares of Company Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of shares of Company Stock. No dividends will be paid to Participant prior to the date, if any, that the Restricted Stock Units vest and are settled by the issuance of shares of Company Stock. Notwithstanding the foregoing, each Restricted Stock Unit shall be credited with dividend equivalents reflecting dividends actually paid on a share of Company Stock on and after the Date of Grant through the date, if any, of issuance of a share of Company Stock in settlement of a Restricted Stock Unit hereunder. Any such dividend equivalents will be paid to Participant in cash on the date of settlement of the related Restricted Stock Unit. If a Restricted Stock Unit is forfeited, Participant has no right to dividend equivalents credited to such Restricted Stock Unit before the forfeiture.

(b) Upon and following the settlement of the Restricted Stock Units, Participant shall be the record owner of the shares of Company Stock issued to Participant (unless and until such shares are sold or otherwise disposed of), and as record owner shall be entitled to all rights of a shareholder of the Company, subject to the transfer restrictions described in Section 4(c) (the “Transfer Restrictions”).

(c) Three-fourths (rounded up to the nearest whole share) of the shares of Company Stock issued pursuant to this Award Agreement (the “Covered Shares”) shall be subject to the Transfer Restrictions. For so long as Participant remains employed with the Company or an Affiliate following the date of issuance (or, if sooner, until a determination of “Hardship,” as defined below), the Covered Shares (i) must be maintained in an account established with Computershare (or such other transfer agent as may be designated by the Company from time to time); and (ii) may not be sold, assigned, alienated, pledged or otherwise transferred or encumbered by Participant, whether voluntary or involuntary, and any attempt to sell, assign, alienate, pledge or otherwise transfer or encumber the Covered Shares shall be wholly ineffective and, if any such attempt is made, the Covered Shares will be forfeited without any payment or consideration by the Company. For purposes of this Section 4(c), “Hardship” means a determination by the Committee in its sole discretion, following Participant’s written request to the Committee for such a determination, that Participant has experienced a hardship of the type that would qualify Participant for a hardship distribution under the 401(k) plan for employees of the Company and its Affiliates.

5. Settlement of Vested Units. Subject to Section 6 and the other provisions of this Award Agreement and to Section 19 of the Plan relating to the six-month delay of payment applicable in certain circumstances under Section 409A of the Code, on or within seven (7) business days of the day that any portion of the Restricted Stock Units become Vested Units hereunder, the Company shall issue and deliver to Participant (or issue via book entry) the number of shares of Company Stock, if any, equal to such number of Vested Units, less any shares deducted under Section 6, and enter Participant’s name on the books of the Company as the shareholder of record with respect to the shares of Company Stock issued to Participant.

6. Tax Liability and Income Tax Withholding. The Company shall deduct from the shares of Company Stock issuable to a Participant upon settlement of Vested Units that number of shares of Company Stock having a Fair Market Value, as determined by the Company, equal to the Applicable Withholding Taxes. Further, if FICA taxes are due prior to the settlement of Vested Units, the Company or an Affiliate shall satisfy the associated withholding obligation in any manner the Company determines to be appropriate under applicable law. Notwithstanding the foregoing, Participant acknowledges and agrees that Participant is ultimately liable and responsible for all taxes owed in connection with this Award, regardless of any action the Company or an Affiliate takes with respect to any tax withholding obligations that arise in connection with this Award.

7. Fractional Shares. Fractional shares shall not be issuable hereunder and, when any provision hereof may entitle Participant to a fractional share, such fraction shall be disregarded.

8.
No Right to Continued Employment. This Award does not confer upon Participant any right with respect to continuance of employment with the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate Participant’s employment at any time.

9.
Change in Capital Structure. In accordance with Section 13 of the Plan, the number of Restricted Stock Units and shares of Company Stock that may be issued hereunder shall be proportionately adjusted for changes in the outstanding shares of Company Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, spin-off of a subsidiary, or other relevant change in capitalization occurring after the Date of Grant.

10.
Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, excluding any choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or this Award Agreement to the substantive law of another jurisdiction.

11.
Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall govern.

12.
Participant Bound by Plan; Definitions. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. Unless otherwise noted, defined terms used in this Award Agreement have the same meaning as provided in the Plan.

13.
Clawback. Participant acknowledges that this Award, each Restricted Stock Unit awarded hereunder, and any Company Stock issued to Participant hereunder is subject to Section 21 of the Plan and agrees, as a condition of this Award, that this Award, each Restricted Stock Unit awarded hereunder, and any Company Stock issued to Participant hereunder is and shall be subject to forfeiture, recovery, deduction and/or clawback in accordance with any clawback or similar policy adopted by the Company, whether before or after the Date of Grant.

14.
Binding Effect. Subject to the limitations stated above and in the Plan, this Award Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first written above.

NATIONAL BANKSHARES, INC.

By:
Its:

[participant name]

Signature: